 Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Tikcro Technologies Ltd.

We consent to the incorporation by reference in the registration statement (No. 333-212579) on Form S-8 of Tikcro Technologies Ltd. of our report dated June 1, 2020, with respect to the balance sheet of Tikcro Technologies Ltd. as of December 31, 2019, the related statement of operations, changes in shareholders' equity, and cash flows for the year ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 20-F of Tikcro Technologies Ltd.

/s/ Somekh Chaikin
Certified Public Accountants (Israel)
Member Firm of KPMG International

Tel Aviv, Israel
June 1, 2020